UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2015

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	98-0516425
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

17 State Street, Suite 2550
New York, NY 10004
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 681-4900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 regarding the Purchase Agreement is incorporated into this Item 1.01 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On August 10, 2015, 6D Global Technologies, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with a single institutional investor (the “Investor” or “holder”) pursuant to which the Company agreed to issue and sell 1,088 shares of the Company’s newly designated Series A Redeemable Convertible Preferred Stock of the Company, par value $0.00001 per share (the “Series A Preferred Stock”), convertible into shares of the Company’s common stock, at a fixed conversion price of $5.25 per share (the “Conversion Price”), at a purchase price of $10,000 per share with an 8% original issue discount, for total gross proceeds of $10.0 million, or the sale of approximately $10.88 million, subject to the terms and conditions described herein.

The net proceeds of the transactions described in this Current Report on Form 8-K are intended to be used to (i) finance potential future acquisitions, (ii) allow for global expansion, (iii) increase sales and marketing efforts, and/or (iv) for general corporate purposes, including working capital to foster the Company’s continued growth.

Capital City Partners acted as placement agent for the offering for which it received an aggregate fee of $550,000 upon the closing of the transactions contemplated hereby.

The terms of the Series A Preferred Stock are set forth in a Certificate of Designations of Preferences, Powers, Rights and Limitations of Series A Redeemable Convertible Preferred Stock (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware at closing.  A summary of the material terms of the Series A Preferred Stock is set forth below.

Designation and Ranking.  The Company has designated 2,000 shares of Series A Preferred Stock.  The Series A Preferred Stock will rank (i) senior to our common stock; (ii) senior to any other series of preferred stock, as set forth in the Certificate of Designations with respect to such preferred stock; and (iii) junior to all of our existing and future indebtedness. Without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (voting separately as a single class), we may not issue any additional shares of Series A Preferred Stock, or any other preferred stock that is pari passu or senior to the Series A Preferred Stock with respect to any rights for a period of six months after the earlier of the date (a) a registration statement is effective and available for the resale of all shares of common stock issuable upon conversion of the Series A Preferred Stock and (b) Rule 144 under the Securities Act of 1933, as amended, is available for the immediate unrestricted resale of all shares of common stock issuable upon conversion of the Series A Preferred Stock, in each case, as to dividend rights and rights upon liquidation, winding-up or dissolution.

Maturity. Seven years after the issuance date.

Voting.  The Series A Preferred Stock does not have any voting rights, including with respect to the election of directors, except as required by law; provided, however, we will not, without the affirmative approval of the holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the certificate of designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend our certificate of incorporation or other charter documents in breach of any of the provisions of the certificate of designations, (iv) increase the authorized number of shares of Series A Preferred Stock or (v) enter into any agreement with respect to the foregoing.

Dividends.  The Holder of the Series A Preferred Stock is entitled to accrued dividends in the amount of 8.5% per annum, subject to certain upward or downward adjustments with a maximum dividend rate of 17.0% and a minimum dividend rate of 0.0% as defined in the Purchase Agreement, payable upon redemption, upon conversion and when, as and if declared by our board of directors. The dividends may be paid in cash or shares of common stock at the Company’s option as described below.

Conversion.  Each share of Series A Preferred Stock will be convertible into shares of common stock at a fixed conversion rate of $5.25 per share. The Series A Preferred Stock is convertible, in whole or in part, at any time after the issuance, at the option of the holder, into such number of shares of common stock equal to $10,000 per share of Series A Preferred Stock (the “Face Value”), multiplied by the number of shares of Series A Preferred Stock divided by the conversion rate of $5.25. The Series A Preferred Stock may also be converted into shares of common stock at our option if the Equity Conditions, as defined in the Certificate of Designations, are met. Upon conversion, we shall pay the holders of the Series A Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise received if they had been held through the maturity date.

Shares of Series A Preferred Stock shall mature seven years following the issuance date, at which time such shares will automatically convert into shares of common stock. However, we may redeem in cash at maturity, at our option, an amount per share equal to 100% of the liquidation value for the shares being redeemed.

The dividends and conversion premium may be paid in cash or, at our option, shares of common stock. If we elect to pay the dividends or conversion premium amount in the form of common stock, the number of shares to be issued shall be calculated by using: (i) if there is no triggering event (as such term is defined in the Certificate of Designations), 90.0% of the average of the five lowest individual daily volume weighted average prices during the applicable measurement period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed 100% of the lowest sales price on the last day of such measurement period, less $0.05 per share of common stock, or (ii) following any triggering event, 80.0% of the lowest daily volume weighted average price during any measurement period, less $0.05 per share of common stock, not to exceed 80.0% of the lowest sales price on the last day of any measurement period, less $0.05 per share of common stock.

Liquidation Rights.  Upon any liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to be paid out of our assets available for distribution to our stockholders, pari passu with holders of our preferred stock and common stock an amount equals to $10,000.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon.

Redemption.  We have the right, at our option, to redeem for cash all or a portion of the Series A Preferred Stock at a price 100% of the Face Value plus the conversion premium minus any dividends have previously been paid with respect to the Series A Preferred Stock being redeemed.

Credit Risk Adjustment. The dividend rate will adjust (i) downward by an amount equal to 100 basis points for each amount, if any, equal to $0.25 per share of common stock that the volume weighted average price of our common stock on any trading day rises above $7.25, down to a minimum of 0.0%; and (ii) upward by an amount equal to 150 basis points for each amount, if any, equal to $0.25 per share of common stock that volume weighted average price of our common stock on any trading day falls below $4.25, up to a maximum of 17.0%.

In addition, the dividend rate will adjust upward by 10.0% upon any triggering event.

Issuance Limitation.  The holder of the Series A Preferred Stock will be prohibited from converting shares of Series A Preferred Stock into shares of our common stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which is referred to herein as the “Beneficial Ownership Limitation;” provided, however, that the holder may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Company.

We will not issue any shares of common stock pursuant to the Certificate of Designations if the issuance of such shares, collectively with certain additional shares of common stock issued or issuable pursuant other Company’s transactions that are aggregated under the NASDAQ Listing Rules, would exceed the aggregate number of shares of common stock we may issue upon conversion of the Series A Preferred Stock without breaching our obligations under NASDAQ Listing Rule 5635(d), except that such limitation will not apply (i) following stockholders approval in accordance with the requirements of NASDAQ Listing Rule 5635(d) or a waiver from NASDAQ of Listing Rule 5635(d) (the “Approval”) or (ii) if the holder of the Series A Preferred Stock or we obtain a written opinion from counsel that such Approval is not required.

No Short Selling. Neither the Investor nor any affiliate will engage in or effect, directly or indirectly, any short sale of common stock, except upon the occurrence of certain triggering events.

Triggering Events. The dividend rate will adjust upward by 10.0%, upon the occurrence of certain triggering events, including our uncured breach of the Certificate of Designations and any transaction documents, the occurrence of certain defaults under our material agreements, the suspension of our NASDAQ listing, bankruptcy, the appointment of receiver, our failure to timely file report under the Securities Exchange Act of 1934, as amended, or the unenforceability of any material provision of the Certificate of Designations.

The Purchase Agreement also contains representations, warranties and covenants customary for transactions of this type.

Registration Rights

The Company also agreed to prepare and file within 21 days a registration statement on Form S-3 covering the resale by the Investor the shares of common stock issuable upon conversion or redemption of the Series A Preferred Stock to be sold under the Purchase Agreement and shares of common stock that may be issued in payment of dividends thereon.

Copies of the Certificate of Designations and the Purchase Agreement are attached hereto as Exhibit 3.1 and Exhibit 10.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Certificate of Designations, the Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to Exhibit 3.1 and Exhibit 10.1, respectively.

Exemption from Registration

The issuance of Series A Preferred Stock pursuant to the Purchase Agreement will be made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) under the Securities Act, based upon representations made to the Company by the Investor in the Purchase Agreement.

Item 3.03.	Material Modifications of Rights of Securities Holders.

The information set forth above and referenced under Item 3.02 that relates to the Certificate of Designations is hereby incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

The information set forth above and referenced under Item 3.02 that relates to the Certificate of Designations is hereby incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Preferences, Powers, Rights and Limitations of Series A Redeemable Convertible Preferred Stock.
10.1	Stock Purchase Agreement, dated as of August 10, 2015, by and between 6D Global Technologies, Inc. and the investor named therein

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  This information may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different than the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2015, as amended on March 31, 2015.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained herein will in fact be accurate.  Further, the Company does not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: August 13, 2015	By:	/s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer